UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 13, 2005

Paxson Communications Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13452	59-3212788
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Clearwater Park Road, West Palm Beach, Florida		33401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	561-659-4122

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The Registrant has entered into a First Amendment to Master Agreement, dated June 13, 2005 (the "Amendment"), with The Christian Network, Inc., a not-for-profit corporation ("CNI"), which amends the Master Agreement for Overnight Programming, Use of Digital Capacity and Public Interest Programming, dated September 10, 1999 (the "Master Agreement"), between the Registrant and CNI. Under the Master Agreement, the Registrant provides CNI with the right to broadcast its programming on the Registrant's analog television stations during the hours of 1:00 a.m. to 6:00 a.m. Eastern and Pacific time and 12:00 a.m. to 5:00 a.m. Central and Mountain time, and CNI provides the Registrant with public interest programming. CNI also has the right to require those of the Registrant's television stations that have commenced broadcasting multiple digital programming streams ("digital multicasting") to carry CNI's programming up to 24 hours per day, seven days per week, on one of the station's digital programming streams (a "digital channel").

The Master Agreement has a term of 50 years and is automatically renewable for successive ten year periods.

Pursuant to the First Amendment, effective July 1, 2005, CNI will relinquish its right to require the Registrant to broadcast CNI's programming during the overnight hours on the analog signal of each of the Registrant’s stations, and will accelerate its exercise of its right to require those of the Registrant's television stations that have commenced digital multicasting (currently 40 of the Registrant's 57 owned television stations) to carry CNI's programming up to 24 hours per day, seven days per week, on one of the station's digital channels. CNI will retain its right to require those of the Registrant's television stations that have not yet commenced digital multicasting (an additional 17 stations) to carry CNI's programming up to 24 hours per day, seven days per week on one of the station's digital channels promptly following the date each such station commences digital multicasting.

As consideration for the amendments contemplated by the First Amendment, the Registrant has agreed to pay CNI an aggregate of $3.25 million, $2.0 million of which is payable during 2005 (including $1.0 million which was paid upon execution and delivery of the First Amendment), and the balance of which is payable on various dates during 2006. The payments to CNI called for by the First Amendment may be accelerated upon the occurrence of certain events, including a "Change of Control" (as defined in the First Amendment) with respect to the Registrant.

Because CNI will be relinquishing, effective July 1, 2005, its right to require the Registrant to broadcast CNI's programming during the overnight hours on the analog signal of each of the Registrant’s stations, the Registrant will be free to provide other programming during those hours.

The Registrant has also entered into a letter agreement, dated June 13, 2005 (the "Services Agreement"), with CNI pursuant to which the Registrant has agreed to provide satellite up-link and related services to CNI with respect to CNI's digital television programming, and CNI has agreed to pay the Registrant a monthly fee of $15,227 (subject to increase if CNI elects to provide its programming to the Registrant in the form of tapes rather than a digital feed) for such services. The Registrant has the right to adjust the foregoing fee on an annual basis effective as of January 1 of each year during the term, commencing January 1, 2006, such that the fee is increased to an amount which proportionately reflects increases in the Registrant’s direct cost of providing the services plus an administrative charge of 10% of such direct costs. The term of the Services Agreement commences July 1, 2005 and terminates December 31, 2010. CNI has the right to terminate the Services Agreement at any time upon the provision of 30 days’ prior written notice to the Registrant.

The foregoing descriptions are qualified in their entirety by reference to the First Amendment and the Services Agreement, which are attached as Exhibits 99.1 and 99.2, respectively, to this Form 8-K.

Lowell W. Paxson, the Registrant's Chairman and Chief Executive Officer and controlling stockholder was a substantial contributor to CNI and was a member of its Board of Stewards through 1993. In addition to the agreements described above, the Registrant has also been a party to certain prior transactions with CNI:

The Registrant entered into an agreement with CNI in May 1994 under which the Registrant agreed that, if the tax exempt status of CNI were jeopardized by virtue of certain specified transactions between CNI and the Registrant, the Registrant would take certain actions to ensure that CNI’s tax exempt status would no longer be so jeopardized. These steps could include rescission of one or more transactions or additional payments by the Registrant.

In September 2004, the Registrant purchased from CNI for $1.65 million a television production and distribution facility located in Clearwater, Florida. Mr. Paxson had personally guaranteed the mortgage debt incurred by CNI in 1994 in connection with its acquisition of this facility. This debt was repaid from the proceeds of the Registrant’s acquisition of the facility. The Registrant utilizes this facility primarily as the Registrant’s network operations center from which the Registrant originates the Registrant’s network signal. The Registrant leased this facility from CNI prior to purchasing it.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following items are filed as Exhibits to this Report:

99.1 First Amendment to Master Agreement, dated as of June 13, 2005, between Paxson Communications Corporation and The Christian Network, Inc.

99.2 Letter Agreement, dated June 13, 2005, between Paxson Communications Corporation and The Christian Network, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paxson Communications Corporation

June 17, 2005	By:	Adam K. Weinstein

Name: Adam K. Weinstein
Title: Senior Vice President, Secretary & Chief Legal Officer

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Exhibit Index

Exhibit No.	Description

99.1	First Amendment to Master Agreement, dated as of June 13, 2005, between Paxson Communications Corporation and The Christian Network, Inc.
99.2	Letter Agreement, dated June 13, 2005, between Paxson Communications Corporation and The Christian Network, Inc.